Exhibit 99 - Press release issued August 4, 2004

28470 13 Mile Road Suite 300 Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240
E-mail: thomas.connelly@semcoenergy.com

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-966-4208
E-mail: tim.lubbers@semcoenergy.com

SEMCO ENERGY, Inc. SIGNS DEFINITIVE AGREEMENT TO SELL ITS CONSTRUCTION SERVICES BUSINESS

FARMINGTON HILLS, MI, August 4, 2004 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced that the Company has signed a definitive agreement to sell the assets of its construction services business, to InfraSource Services, Inc. (NYSE:IFS) for approximately $20.8 million in cash. The Company also expects to receive additional cash of approximately $4 million from the refund of certain pre-paid assets not acquired by InfraSource. The transaction, which has been approved by the Boards of Directors of SEMCO and InfraSource, is expected, subject to satisfaction of certain conditions, to close by the end of the third quarter of this year.

SEMCO ENERGY’s construction services business provides construction services for the natural gas industry in the Midwest, southern and southeastern regions of the United States. SEMCO ENERGY in November 2003 announced plans to sell the construction services business by year-end 2004 as part of the Company’s strategic plan to focus on regulated gas businesses.

George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “This transaction is an important step for the Company. It is entirely consistent with SEMCO ENERGY’s goal of focusing on the regulated gas business. We now are better positioned to continue our efforts to strengthen the Company’s financial condition. To that end, proceeds from the transaction will ultimately be utilized to reduce outstanding indebtedness.”

The Company estimates that a loss of $5.1 million, net of taxes, will result from the sale. This amount represents an additional loss of $2.3 million over the previously projected loss of $2.8 million that was recorded during the first quarter of this year.

InfraSource is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States. InfraSource designs, builds and maintains transmission and distribution networks for utilities, power producers and industrial customers.

SEMCO ENERGY, Inc. distributes natural gas to more than 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.